UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2018 (April 6, 2018)

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida		32819
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed in filings of SeaWorld Entertainment, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”), the Company has been cooperating with an investigation by the Commission concerning certain disclosures and public statements made by the Company and certain individuals on or before August 2014 and trading in the Company’s securities.

On April 6, 2018, the Company received a written “Wells” notice from the Commission indicating that staff (the “Staff”) of the Commission has made a preliminary determination to recommend to the Commission that a civil enforcement action or administrative proceeding be brought against the Company.  No individual currently employed by the Company has received a Wells notice.

A Wells notice is not a formal allegation or a finding of wrongdoing by the Company. In addition, under the Commission procedures, a recipient of a Wells notice has an opportunity to respond in the form of a Wells submission that provides the Company’s position that such an action should not be brought.

The Wells notice issued to the Company states that the proposed action against the Company would allege violations of certain provisions of the U.S. federal securities laws. The Wells notice states that the Staff’s recommendation may involve various civil or administrative actions or proceedings, and may seek remedies that include an injunction, a cease-and-desist order, disgorgement, pre-judgment interest and civil money penalties.

The Company will continue to cooperate with the Commission’s inquiry and intends to respond through a Wells submission to the Staff setting forth why the Company believes no action should be commenced against it.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: April 12, 2018	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary